LP Building Solutions Reports Fourth Quarter and Full Year 2023 Results, and Provides First Quarter and Full Year Outlook for 2024
NASHVILLE, Tenn. (Feb. 14, 2024) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its financial results for the fourth quarter and year ended December 31, 2023.
Key Highlights for the Fourth Quarter of 2023, Compared to the Fourth Quarter of the Prior Year
•Siding net sales decreased by 14% to $332 million on lower volumes partially offset by higher prices
•Oriented Strand Board (OSB) net sales increased by 6% to $272 million
•Consolidated net sales decreased by 7% to $658 million
•Net income was $59 million, an increase of $69 million
•Net income per diluted share was $0.81 per share, an increase of $0.92 per share
•Adjusted EBITDA(1) was $129 million, an increase of $29 million
•Adjusted Diluted EPS(1) was $0.71 per diluted share, an increase of $0.10 per diluted share
•Cash provided by operating activities was $159 million
Key Highlights for the Full Year, Compared to Prior Year
•Siding net sales decreased by 10% to $1.3 billion
•OSB net sales decreased by 50% to $1.0 billion
•Consolidated net sales decreased by 33% to $2.6 billion
•Net income was $178 million, a decrease of $905 million
•Net income per diluted share was $2.46 per share, a decrease of $11.41 per share
•Adjusted EBITDA(1) was $478 million, a decrease of $911 million
•Adjusted Diluted EPS(1) was $3.22 per diluted share, a decrease of $8.55 per diluted share
•Cash provided by operating activities was $316 million
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below.
Capital Allocation Update
•Paid $300 million in capital expenditures in 2023
•Paid $80 million for facility assets in Wawa, Ontario, Canada in 2023
•Paid $69 million in cash dividends in 2023
•Declared a quarterly cash dividend of $0.26 per share
•Cash and cash equivalents of $222 million and borrowing availability under revolving credit facility of $550 million as of December 31, 2023, resulting in total liquidity of approximately $770 million
•Availability of $200 million remaining under the share repurchase program authorized in May 2022
“LP finished the quarter and the year with results that reflect increased operational efficiency and an improving outlook for single-family housing,” said LP Chairperson and Chief Executive Officer Brad Southern. “Siding inventory and sell-through patterns remain seasonally normal. As we look forward to 2024 and beyond, LP’s recent investments in mill and prefinishing capacity leave us well positioned for expansion and share gains in Siding and Structural Solutions.”

Q1 and Full Year 2024 Outlook
The Company is providing financial guidance for the first quarter of 2024 and full year 2024 as set forth in the table below. Guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

	First Quarter 2024	Full Year 2024
Siding Net sales year-over-year growth	3% to 5%	8% to 10%
Siding Adjusted EBITDA(2)	$65 million to $70 million	$280 million to $300 million
OSB Adjusted EBITDA(2)(3)	$65 million to $75 million	$215 million to $225 million
Consolidated Adjusted EBITDA(2)(3)(4)	$130 million to $145 million	$495 million to $525 million
Capital Expenditures(5)		$200 million to $220 million
(2) This is a non-GAAP financial measure. Reconciliation of Siding Adjusted EBITDA, OSB Adjusted EBITDA, and consolidated Adjusted EBITDA guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. Our inability to reconcile these measures results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliation. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliation, such as business exit charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted U.S. GAAP measures. The Company expects that these adjustments may potentially have a significant impact on future GAAP financial results.
(3) For purposes of calculating the full year 2024 OSB Adjusted EBITDA and full year 2024 consolidated Adjusted EBITDA amounts in the table above, the second quarter through the fourth quarter of 2024 Adjusted EBITDA is assumed to be at our cycle average run rate of $200 million per year.
(4) For purposes of calculating the fourth quarter of 2024 and full year 2024 consolidated Adjusted EBITDA, LP South America Adjusted EBITDA fully offsets Corporate and Other Adjusted EBITDA.
(5) Capital expenditures related to strategic growth and sustaining maintenance projects are expected to be between $50 million to $60 million and $150 million to $160 million, respectively.
Fourth Quarter 2023 Highlights
Net sales for the fourth quarter of 2023 decreased year-over-year by $47 million (or 7%) to $658 million. Siding revenue decreased $54 million (or 14%), due to 15% lower volumes partially offset by 1% higher prices. OSB net sales increased $16 million (or 6%), driven by 9% higher prices partially offset by 3% lower volumes. The LP South America (LPSA) segment revenues increased year-over-year by $1 million and Other revenues decreased year-over-year by $10 million.
Net income increased year-over-year by $69 million to $59 million ($0.81 per diluted share) primarily due to an increase in Adjusted EBITDA of $29 million (or 29%) and the non-recurrence of a non-cash, pre-tax pension settlement charge of $78 million in the fourth quarter of 2022, partially offset by an $18 million increase in the provision for income taxes. The year-over-year increase in Adjusted EBITDA includes $17 million due to higher OSB selling prices and a $13 million decrease in inflationary costs (including freight, raw materials, and labor).
Full Year 2023 Highlights
Net sales for 2023 decreased year-over-year by $1,273 million (or 33%) to $2,581 million. OSB revenue decreased $1,036 million due to 40% lower prices and 18% lower volumes. Siding revenue decreased $141 million (or 10%), due to 14% lower volumes, partially offset by 5% higher prices. The LPSA segment and Other revenues decreased year-over-year by $36 million and $61 million, respectively.
Net income decreased year-over-year by $905 million (or 84%) to $178 million ($2.46 per diluted share) primarily due to a decrease in Adjusted EBITDA of $911 million (or 66%) and a decrease in income from discontinued operations, net of income taxes of $198 million, partially offset by a $200 million decrease in the provision for income taxes. The decrease in Adjusted EBITDA includes $793 million due to lower OSB selling prices, a decrease in OSB sales volumes of $87 million, and a reduction in Siding sales volumes of $95 million, partially offset by an increase in Siding average selling prices of $52 million.
Segment Results
Siding
The Siding segment serves diverse end markets with a broad product offering, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions™ (collectively referred to as Siding Solutions). The Siding Solutions products consist of a full line of engineered wood siding, trim, soffit, and fascia.
Segment sales and adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Net sales	$332	$386	(14)%	$1,328	$1,469	(10)%
Adjusted EBITDA	72	88	(19)%	269	339	(21)%

	Quarter Ended December 31, 2023 versus 2022		Year Ended December 31, 2023 versus 2022
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding Solutions	1%	(15)%	5%	(14)%
The effects of list price increase drove year-over-year increases in the average net selling price for the fourth quarter and full year 2023. The volume decreases for the fourth quarter and full year 2023 were driven by record results in the comparable period and challenging new and existing home sales markets in the current period.
Fourth quarter 2023 Adjusted EBITDA decreased year-over-year by $17 million, reflecting the net impact of lower volumes, partially offset by higher average selling prices, a $7 million decrease in Siding mill capacity investments, and a $6 million decrease in inflationary costs including freight, raw materials, and labor. Full year 2023 Adjusted EBITDA decreased year-over-year by $70 million, which reflects the net impact of lower volumes, a $10 million decrease in Siding mill capacity investments, a $10 million increase in operational support costs, and a $5 million press rebuild, partially offset by higher average selling prices.
Oriented Strand Board (OSB)
The OSB segment manufactures and distributes OSB structural panel products, including the innovative value-added OSB product portfolio known as LP® Structural Solutions (which includes LP TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP NovaCore® Thermal Insulated Sheathing, LP FlameBlock® Fire-Rated Sheathing, and LP TopNotch® 350 Durable Sub-Flooring). OSB is manufactured using wood strands arranged in layers and bonded with resins.
Segment sales and adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Net sales	$272	$257	6%	$1,026	$2,062	(50)%
Adjusted EBITDA	59	13	362%	220	1,034	(79)%

	Quarter Ended December 31, 2023 versus 2022		Year Ended December 31, 2023 versus 2022
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(1)%	35%	(41)%	(14)%
OSB - Commodity	12%	(25)%	(39)%	(22)%
Fourth quarter 2023 net sales increased year-over-year $16 million (or 6%), reflecting a $17 million increase in revenue due to higher OSB selling prices. Full year 2023 net sales decreased year-over-year by $1,036 million (or 50%) including a $793 million decrease in revenue due to lower average selling prices and a $217 million decrease in sales volumes, including $112 million of lower production volume from the conversion of the Sagola mill to siding production.
Adjusted EBITDA for fourth quarter of 2023 increased year-over-year by $46 million primarily due to higher commodity selling prices, a $7 million decrease in inflationary costs including freight, raw materials, and labor, and a $7 million decrease in mill-related costs. Full year 2023 Adjusted EBITDA decreased year-over-year by $814 million primarily due to the lower average selling prices.
LPSA
The LPSA segment manufactures and distributes LP OSB structural panel and Siding Solutions products in South America and certain export markets. This segment also sells and distributes a variety of companion products to support the region’s transition to wood frame construction. The LPSA segment carries out manufacturing operations in Chile and Brazil and operates sales offices in Argentina, Brazil, Chile, Colombia, Mexico, Paraguay, and Peru.
Segment sales and adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Net sales	$52	$51	3%	$205	$241	(15)%
Adjusted EBITDA	11	12	(10)%	42	77	(46)%

	Quarter Ended December 31, 2023 versus 2022		Year Ended December 31, 2023 versus 2022
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(10)%	15%	(9)%	(9)%
Siding	(2)%	12%	7%	(1)%
LPSA net sales for the fourth quarter of 2023 increased $1 million year-over-year on higher volumes offset by lower average selling prices. Net sales for full year 2023 decreased year-over-year by $36 million driven by lower OSB sales volumes and average selling prices.
Adjusted EBITDA for the fourth quarter of 2023 decreased year-over-year by $1 million, reflecting the net impact of lower average selling prices, higher volumes, and lower inflationary costs. Full year 2023 Adjusted EBITDA decreased year-over year by $36 million, reflecting the lower sales volumes and average selling prices, unfavorable foreign currency impacts of $6 million, and equipment relocation cost of $3 million.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public online in the Past Events section of investor.lpcorp.com.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP's extensive portfolio of innovative and dependable products includes Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding and LP® Outdoor Building Solutions™), LP® Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing, LP NovaCore® Thermal Insulated Sheathing and LP® TopNotch® 350 Durable Sub-Flooring) and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while stockholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 23 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the beliefs and assumptions of, and on information available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. The following statements are or may constitute forward-looking statements: (1) statements preceded by, followed by or that include words like “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “target,” “potential,” “continue,” “likely,” or “future” or the negative or other variations thereof and (2) other statements regarding matters that are not historical facts, including without limitation, plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion, and other growth initiatives, the adequacy of reserves for loss contingencies, and any statements regarding the Company's financial outlook. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal and monetary policies, including tariffs and levels of employment; changes in general and global economic conditions, including impacts from global pandemics, rising inflation, supply chain disruptions, and new or ongoing military conflicts including the conflict between Russia and Ukraine and the conflict in Israel and the surrounding areas; the commodity nature of a segment of our products and the prices for those products, which are determined in significant part by external factors such as total industry capacity and wider industry cycles affecting supply and demand trends changes in the cost and availability of capital; changes in the cost and availability of financing for home mortgages; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers of building products; changes in the relationship between the supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation, including transportation services provided by third parties; our dependence on third-party vendors and suppliers for certain goods and services critical to our business; operational and financial impacts from manufacturing our products internationally; difficulties in the development, launch or production ramp-up of new products; our ability to attract and retain qualified executives, management and other key employees; the need to formulate and implement effective succession plans from time to time for key members of our management team; impacts from public health issues (including global pandemics) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; our ability to identify and successfully complete and integrate acquisitions, divestitures, joint ventures, capital investments and other corporate strategic transactions; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in global or regional climate conditions, the impacts of climate change, and potential government policies adopted in response to such conditions; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, Chilean peso, and Argentine peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by our competitors or other third parties; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, political or civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.

Use of Non-GAAP Information
In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. generally accepted accounting principles (U.S. GAAP). In this press release, we disclose income attributed to LP from continuing operations before interest expense, provision for income taxes, depreciation and amortization, and excluding stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, business exit charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, and other non-operating items, as Adjusted EBITDA from continuing operations (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP from continuing operations, excluding loss on impairment attributed to LP, business exit charges, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, and pension settlement charges, and adjusting for a normalized tax rate as Adjusted Income from continuing operations (Adjusted Income). We also disclose Adjusted Diluted EPS from continuing operations (Adjusted Diluted EPS), calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods. Reconciliations of Adjusted EBITDA, Adjusted Income and Adjusted Diluted EPS to their most directly comparable U.S. GAAP financial measure, are presented below.
Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of Net income, Income attributed to LP from continuing operations, and Income attributed to LP from continuing operations per diluted share, or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.
During the year ended December 31, 2023, we updated our definitions of Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS to exclude other business exit charges not classified as discontinued operations. Business exit charges consist of inventory and other asset impairment and exit charges related to the exit of other businesses not individually significant. We consider business exit charges to be outside the performance of our ongoing core business operations and believe that presenting Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS excluding business exit charges provides increased transparency as to the operating costs of our current business performance. We did not revise prior years’ Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS amounts because there were no significant costs similar in nature to these items.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$658	$705	$2,581	$3,854
Cost of sales	(499)	(577)	(1,988)	(2,355)
Gross profit	159	128	593	1,498
Selling, general, and administrative expenses	(66)	(68)	(257)	(264)
Loss on impairment	(5)	—	(30)	(1)
Other operating credits and charges, net	1	(1)	(19)	16
Income from operations	89	59	287	1,250
Interest expense	(5)	(2)	(14)	(11)
Investment income	8	6	18	14
Other non-operating items	(26)	(86)	(43)	(97)
Income (loss) before income taxes	65	(23)	248	1,155
Provision for income taxes	(7)	10	(74)	(274)
Equity in unconsolidated affiliate	1	—	3	4
Income (loss) from continuing operations	59	(12)	178	885
Income from discontinued operations, net of income taxes	—	2	—	$198
Net income (loss)	$59	$(11)	$178	$1,083
Net loss attributed to noncontrolling interest	—	3	—	3
Net income (loss) attributed to LP	$59	$(8)	$178	$1,086

Amounts attributed to LP common shareholders:
Income (loss) from continuing operations, net of income taxes	$59	$(10)	$178	$888
Income from discontinued operations, net of income taxes	—	2	—	198
	$59	$(8)	$178	$1,086
Net income attributed to LP per share of common stock:
Income (loss) per share continuing operations - basic	$0.81	$(0.14)	$2.47	$11.40
Income per share discontinued operations - basic	—	0.03	—	2.54
Net income (loss) per share - basic	$0.81	$(0.11)	$2.47	$13.94

Income (loss) per share continuing operations - diluted	$0.81	$(0.14)	$2.46	$11.34
Income per share discontinued operations - diluted	—	0.03	—	2.52
Net income (loss) per share - diluted	$0.81	$(0.11)	$2.46	$13.87

Average shares of common stock used to compute net income per share:
Basic	72	72	72	78
Diluted	72	72	72	78

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$222	$369
Receivables	155	127
Inventories	378	337
Prepaid expenses and other current assets	23	20
Total current assets	778	854

Timber and timberlands	32	40
Property, plant, and equipment, net	1,540	1,326
Operating lease assets, net	25	44
Goodwill and other intangible assets	27	36
Investments in and advances to affiliates	5	6
Restricted cash	—	14
Other assets	20	24
Deferred tax asset	11	7
Total assets	$2,437	$2,350

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$254	$317
Income tax payable	5	19
Total current liabilities	259	336

Long-term debt	347	346
Deferred income taxes	162	113
Non-current operating lease liabilities	25	41
Contingency reserves, excluding current portion	25	26
Other long-term liabilities	61	53
Total liabilities	880	916

Stockholders’ equity:
Common stock	88	88
Additional paid-in capital	465	462
Retained earnings	1,479	1,371
Treasury stock	(386)	(388)
Accumulated comprehensive loss	(89)	(99)
Total stockholders’ equity	1,557	1,433
Total liabilities and stockholders’ equity	$2,437	$2,350

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$59	$(11)	$178	$1,083
Adjustments to net income:
Depreciation and amortization	32	33	119	132
Impairment of goodwill and long-lived assets	5	1	30	1
Gain on sale of assets, net	—	—	(7)	(157)
Pension (gain) loss due to settlement	(2)	78	4	82
Deferred taxes	1	(26)	44	1
Foreign currency remeasurement and transaction (gains) losses	29	2	50	(2)
Other adjustments, net	(2)	1	26	35
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	44	42	(8)	22
Inventories	—	6	(46)	(66)
Prepaid expenses and other current assets	4	4	(1)	(7)
Accounts payable and accrued liabilities	(4)	(25)	(40)	15
Income taxes payable, net of receivables	(7)	(65)	(33)	6
Net cash provided by operating activities	159	41	316	1,144
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(64)	(133)	(300)	(414)
Acquisition of facility assets	—	—	(80)	—
Proceeds from business divestiture	—	—	—	268
Proceeds from sale of assets	—	3	9	—
Other investing activities, net	—	(3)	(4)	—
Net cash used in investing activities	(64)	(132)	(376)	(146)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	—	—	(80)	—
Borrowing of long-term debt	—	—	80	—
Payment of cash dividends	(17)	(16)	(69)	(69)
Purchase of stock	—	—	—	(900)
Other financing activities	2	2	(8)	(13)
Net cash used in financing activities	(15)	(14)	(77)	(982)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(18)	6	(24)	(5)
Net increase (decrease) in cash, cash equivalents, and restricted cash	62	(99)	(161)	12
Cash, cash equivalents, and restricted cash at the beginning of the period	160	482	383	371
Cash, cash equivalents, and restricted cash at end of period	$222	$383	$222	$383

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables present summary data relating to: (i) housing starts within the United States, (ii) our sales volumes, and (iii) our Overall Equipment Effectiveness (OEE) performance. We consider the following items to be key performance indicators for our business because LP’s management uses these metrics to evaluate our business and trends in our industry, measure our performance, and make strategic decisions. We believe that the key performance indicators presented may provide additional perspective and insights when analyzing our core operating performance. These key performance indicators should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with the financial measures that were prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). These measures may not be comparable to similarly titled performance indicators used by other companies.
We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently, and therefore, as presented by us, our housing start data may not be comparable to similarly titled indicators reported by other companies.
The following table sets forth housing starts for the quarter and year ended December 31, 2023 and 2022:

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Housing starts[1]:
Single-Family	236	193	945	1,005
Multi-Family	98	134	469	547
	334	327	1,413	1,553

[1]Actual U.S. housing starts data, in thousands, reported by U.S. Census Bureau as published through January 18, 2024.
We monitor sales volumes for our products in our Siding, OSB, and LPSA segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volume data differently, and therefore, as presented by us, sales volume data may not be comparable to similarly titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the quarter and year ended December 31, 2023 and 2022:

	Quarter Ended December 31, 2023				Quarter Ended December 31, 2022
Sales Volume	Siding	OSB	LPSA	Total	Siding	OSB	LPSA	Total
Siding Solutions (MMSF)	389	—	8	397	456	—	7	463
OSB - Structural Solutions (MMSF)	—	408	132	540	—	303	115	418
OSB - Commodity (MMSF)	—	375	—	375	—	503	—	503

	Year Ended December 31, 2023				Year Ended December 31, 2022
Sales Volume	Siding	OSB	LPSA	Total	Siding	OSB	LPSA	Total
Siding Solutions (MMSF)	1,547	—	33	1,580	1,797	—	33	1,830
OSB - Structural Solutions (MMSF)	—	1,559	502	2,061	—	1,803	554	2,357
OSB - Commodity (MMSF)	—	1,512	—	1,512	—	1,944	—	1,944
We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to monitor operational improvements. We use a best-in-class target across all LP sites that allows us to optimize capital investments, focus maintenance and reliability improvements, and improve overall equipment efficiency. It should be noted that other companies may present OEE data differently, and therefore, as presented by us, OEE data may not be comparable to similarly titled measures reported by other companies.

OEE for the quarter and year ended December 31, 2023 and 2022 for each of our segments is listed below:

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Siding	77%	77%	77%	76%
OSB	76%	71%	75%	72%
LPSA	79%	70%	75%	71%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales
Siding	$332	$386	$1,328	$1,469
OSB	272	257	1,026	2,062
LPSA	52	51	205	241
Other	1	12	22	84
Intersegment sales	—	—	—	(2)
Total net sales	$658	$705	$2,581	$3,854

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$59	$(11)	$178	$1,083
Add (deduct):
Net loss attributed to noncontrolling interest	—	3	—	3
Income from discontinued operations, net of income taxes	—	(2)	—	(198)
Income (loss) attributed to LP from continuing operations	59	(10)	178	888
Provision (benefit) for income taxes	7	(10)	74	274
Depreciation and amortization	32	34	119	129
Stock-based compensation expense	4	3	13	19
Loss on impairment attributed to LP	5	—	6	1
Other operating credits and charges, net	2	1	18	(16)
Business exit charges	(3)	—	32	—
Interest expense	5	2	14	11
Investment income	(8)	(6)	(18)	(14)
Pension settlement charges	(2)	78	4	82
Other non-operating items, not included above	28	8	39	15
Adjusted EBITDA	$129	$100	$478	$1,389

Siding	$72	$88	$269	$339
OSB	59	13	220	1,034
LPSA	11	12	42	77
Other	(2)	(4)	(17)	(23)
Corporate	(10)	(9)	(36)	(38)
Adjusted EBITDA	$129	$100	$478	$1,389

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income attributed to LP from continuing operations per share - diluted	$0.81	$(0.14)	$2.46	$11.34

Net income (loss)	$59	$(11)	$178	$1,083
Add (deduct):
Net loss attributed to noncontrolling interest	—	3	—	3
Income from discontinued operations, net of income taxes	—	(2)	—	(198)
Income (loss) attributed to LP from continuing operations	59	(10)	178	888
Loss on impairment attributed to LP	5	—	6	1
Other operating credits and charges, net	2	1	18	(16)
Business exit charges	(3)	—	32	—
Pension settlement charges	(2)	78	4	82
Reported tax provision (benefit)	7	(10)	74	274
Adjusted income before tax	68	59	311	1,229
Normalized tax provision at 25%	(17)	(15)	(78)	(307)
Adjusted Income	$51	$44	$233	$922
Diluted shares outstanding	72	72	72	78
Adjusted Diluted EPS	$0.71	$0.61	$3.22	$11.77